SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )
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☒ Definitive Proxy Statement
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SUNLINK HEALTH SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUNLINK HEALTH SYSTEMS, INC.
900 Circle 75 Parkway, Suite 1300
Atlanta, Georgia 30339

October 25, 2002

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders which will be held at 10:00 a.m., local time, on Friday, November 22, 2002, at the Sheraton Suites Galleria, 2844 Cobb Parkway S.W., Atlanta, Georgia 30339.

     The accompanying Notice of the 2002 Annual Meeting and Proxy Statement contain detailed information concerning the matters to be considered and acted upon at the Meeting. The Company’s 2002 Annual Report to Shareholders is also enclosed.

     We hope you will be able to attend the Meeting.

     Whether or not you plan to attend the Meeting, please execute and return the enclosed proxy card at your earliest convenience. That way you will be sure to be represented at the Meeting. If you later find you can attend the Meeting, you may then withdraw your proxy and vote in person. If you have questions or need assistance regarding your shares, please call our proxy solicitor, Georgeson Shareholder Communications, Inc., at (800) 223-2064.

Sincerely,

ROBERT M. THORNTON, JR. President and Chief Executive Officer

SUNLINK HEALTH SYSTEMS, INC.
900 Circle 75 Parkway, Suite 1300
Atlanta, Georgia 30339

NOTICE OF 2002 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 22, 2002

To the Shareholders of
SUNLINK HEALTH SYSTEMS, INC.:

     The Annual Meeting of Shareholders of SUNLINK HEALTH SYSTEMS, INC. will be held at 10:00 a.m., local time, on Friday, November 22, 2002, at the Sheraton Suites Galleria, 2844 Cobb Parkway S.W., Atlanta, Georgia 30339, for the purpose of considering and voting upon:

1.	The election of four directors for a two-year term.

2.	Such other business as may properly come before the Meeting or any adjournment thereof.

     Whether or not you expect to be present, please mark, sign, date and return the enclosed proxy promptly in the envelope provided. Submitting the proxy will not affect your right to vote in person if you attend the meeting.

By order of the Board of Directors of SunLink Health Systems, Inc.

October 25, 2002	JAMES J. MULLIGAN Secretary

SUNLINK HEALTH SYSTEMS, INC.
900 Circle 75 Parkway, Suite 1300
Atlanta, Georgia 30339

PROXY STATEMENT
FOR 2002 ANNUAL MEETING OF SHAREHOLDERS

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of SUNLINK HEALTH SYSTEMS, INC., an Ohio corporation (the “Company”), of proxies to be used at the Annual Meeting of Shareholders to be held on Friday, November 22, 2002, and any adjournment thereof. The close of business on October 8, 2002 has been fixed as the record date for the determination of the holders of common shares entitled to vote at the meeting and each such shareholder is entitled to one vote per share. There were 4,997,592 common shares outstanding at the close of business on October 8, 2002.

     All shares represented by properly executed proxies received by the Board of Directors pursuant to this solicitation will be voted in accordance with the shareholder’s directions specified on the proxy. If no directions have been specified by marking the appropriate places on the accompanying proxy card, the shares will be voted in accordance with the Board’s recommendations which are FOR the election of Robert M. Thornton, Jr., Karen B. Brenner, C. Michael Ford and Howard E. Turner, as directors of the Company for a two-year term. A shareholder signing and returning the accompanying proxy has power to revoke it at any time prior to its exercise by delivering to the Company a later dated proxy or by giving notice to the Company in writing or by voting in person at the Company’s annual meeting.

     The presence, in person or by properly executed proxy, of the holders of a majority of the Company’s outstanding common shares is necessary to constitute a quorum at the Annual Meeting. Shares represented by proxies received by the Company will be counted as present at the Annual Meeting for the purpose of determining the existence of a quorum, regardless of how or whether such shares are voted on a specific proposal. Abstentions will be treated as votes cast on a particular matter as well as shares present at the Annual Meeting.

     This proxy statement and the accompanying proxy card were first mailed to shareholders on or about October 28, 2002.

ELECTION OF DIRECTORS

     The Company’s Board of Directors is presently comprised of eight members and is divided into two classes, with each class having four members. One class of directors is elected at each Annual Meeting of Shareholders for a term of two years.

     At the 2002 Annual Meeting, shareholders will elect four directors who will hold office until the Annual Meeting of Shareholders in 2004. The Board of Directors has nominated Robert M. Thornton, Jr., Karen B. Brenner, C. Michael Ford and Howard E. Turner, who are presently directors of the Company, for election to terms of office expiring at the 2004 Annual Meeting.

     It is the intention of the proxy agents named in the proxy, unless otherwise directed, to vote such proxy for the election of Robert M. Thornton, Jr., Karen B. Brenner, C. Michael Ford and Howard E. Turner. Should any of them be unable to accept the office of director, an eventuality which is not anticipated, proxies may be voted with discretionary authority for a substitute nominee or nominees designated by the Board of Directors. The four nominees receiving the highest number of votes cast will be elected directors.

     The following table sets forth certain information about the nominees for election and the directors whose terms of office will continue after the meeting.

		Common Shares
Name and Offices		Beneficially Owned as of
Presently Held with Company		October 1, 2002 (1)

	Director
Nominees for Term of Office Expiring in 2004:	Since	Number		% of Class

Robert M. Thornton, Jr.
Director, Chairman, President and
Chief Executive Officer	1996	349,324	(2)	6.8
Karen B. Brenner
Director	1996	961,944	(3)	18.3
C. Michael Ford
Director	1999	35,000	(4)	*
Howard E. Turner
Director	1999	212,207	(5)	4.2
Directors Whose Term of Office Expires in 2003:
Dr. Steven J. Baileys
Director	2000	670,198	(6)	13.1
James J. Mulligan
Director and Secretary	1966	37,085	(7)	*
Ronald J. Vannuki
Director	1998	12,900	(4)	*
Michael W. Hall
Director	2001	5,000	(4)	*

*	Represents less than 1% of the outstanding common shares.

(1)	These columns show the number of common shares beneficially owned as of October 1, 2002, as confirmed by each beneficial owner, and the percentage of class represented thereby, and includes, where applicable, shares owned by members of the individual’s household. Unless otherwise indicated, each individual has voting power and investment power which are exercisable solely by such individual or are shared by such individual with members of his or her household.

(2)	Includes 37,540 shares which may be acquired upon exercise of warrants and 111,000 shares which may be acquired under options exercisable within 60 days of October 1, 2002.

(3)	Includes 705,349 shares (which includes 107,383 shares which may be acquired upon the exercise of warrants) over which Ms. Brenner, as a registered investment advisor and sole shareholder of Fortuna Asset Management, LLC, has shared investment power, includes 151,777 shares which may be acquired under exercise of warrants within 60 days of October 1, 2002 and includes 5,000 shares which may be acquired under options exercisable within 60 days of October 1, 2002. Ms. Brenner shares investment power over 665,198 shares (which include 102,982 shares which may be acquired upon the exercise of warrants) with Dr. Baileys.

(4)	Includes 5,000 shares each which may be acquired under options exercisable within 60 days of October 1, 2002.

(5)	Includes 12,685 shares which may be acquired upon the exercise of warrants and includes 5,000 shares which may be acquired under options exercisable within 60 days of October 1, 2002.

(6)	Includes 665,198 shares (which include 102,982 shares which may be acquired upon the exercise of warrants) over which Dr. Baileys shares investment power with Ms. Brenner and includes 5,000 shares which may be acquired under options exercisable within 60 days of October 1, 2002.

(7)	Includes 5,380 shares that may be acquired upon the exercise of warrants and 5,000 shares which may be acquired under options exercisable within 60 days of October 1, 2002.

     Certain information concerning each person listed in the above table, including his or her principal occupation for at least the last five years, is set forth below.

     Robert M. Thornton, Jr., 53, has been Chairman and Chief Executive Officer of the Company since September 10, 1998, President since July 16, 1996 and was Chief Financial Officer from July 18, 1997 until August 25, 2002. From October 1994 to the present, Mr. Thornton has been a private investor and, since March 1995, Chairman and Chief Executive Officer of CareVest Capital, LLC, a private investment and management services firm. Mr. Thornton was President, Chief Operating Officer, Chief Financial Officer and a director of Hallmark Healthcare Corporation (“Hallmark”) from November 1993 until Hallmark’s merger with Community Health Systems, Inc. in October 1994. From October 1987 until November 1993, Mr. Thornton was Executive Vice President, Chief Financial Officer, Secretary, Treasurer and a director of Hallmark.

     Karen B. Brenner, 50, has been President of Fortuna Asset Management, LLC, an investment advisory firm located in Newport Beach, California, since 2000. Fortuna Asset Management, LLC succeeded to the business of Fortuna Advisors, Inc., which Ms. Brenner formed and operated from 1993 to 2000. Ms. Brenner is also a director of Creative Bakeries, Inc.

     C. Michael Ford, 63, has been the owner and Chairman of the Board of Montpelier Corporation, a venture capital and real estate holding company, since October 1990. Mr. Ford was Chairman of the Board of In Home Health, Inc. from February to December 2000, and the Interim Chief Executive Officer from February to December 2000, except for the period June 27 through July 7, 2000. Mr. Ford served as Vice President of Development of Columbia/HCA Healthcare Corporation from September 1994 to September 1997, and was Vice President of Marketing of Meditrust Corp. from October 1993 to September 1994. Mr. Ford was employed by Charter Medical Corporation from 1976 to 1990 in a variety of positions, which included Secretary and Treasurer, Chief Financial Officer and a member of the Board of Directors.

     Howard E. Turner, 60, has been a partner in the law firm of Smith, Gambrell & Russell, LLP, since 1971, and is a member of the firm’s executive committee. Mr. Turner has served as a director of Avlease, Ltd., a lessor of large commercial aircraft, and currently serves as an officer and director of Historic Motorsports Holdings, Ltd. Mr. Turner provides legal services to the Company through the law firm, Smith, Gambrell & Russell, LLP, as requested by the Company. Smith, Gambrell & Russell, LLP received $47,203 for legal services rendered during SunLink’s three month transitional period ended June 30, 2001 and $287,335 for legal services rendered during the Company’s fiscal year ended June 30, 2002.

     Dr. Steven J. Baileys, 48, has been Chairman of the Board of Directors of SafeGuard Health Enterprises, Inc., a public dental care benefits company, since 1995, Chief Executive Officer from 1995 to February 2000, President from 1981 until 1997 and Chief Operating Officer from 1981 until 1995. Dr. Baileys is licensed to practice dentistry in the State of California.

     James J. Mulligan, 80, became Secretary of the Company in 1966. Mr. Mulligan has been practicing law as a sole practitioner since January 2001. He was a member of the law firm of Smith & Schnacke from 1953 to 1989, a member of the law firm of Thompson Hine & Flory from 1989 to 1991 and a member of the law firm of Mulligan & Mulligan from 1992 to 2000. Mr. Mulligan is general counsel to the Company and received $10,709 for legal services rendered during SunLink’s three month transitional period ended June 30, 2001 and $18,171 for legal services rendered during the Company’s fiscal year ended June 30, 2002.

     Ronald J. Vannuki, 62, joined First Union Securities as Senior Vice President-Investment in April 2001. From 1995 to 2001, Mr. Vannuki was a registered investment adviser with Strome Securities, L.P., a broker and investment adviser. From 1988 to 1995, Mr. Vannuki was Managing Director of Drake Capital Securities, Inc., a registered broker-dealer, and from 1990 to 1995 was a Director and Portfolio Manager of Drake Capital Advisers, Inc., a registered investment adviser.

     Michael W. Hall, 53, is a private investor and was Chairman and Chief Executive Officer of Pyramed Health System, Inc., a healthcare consulting firm, from August 1996 through March 31, 2001. From April 1991 to August 1996, Mr. Hall was Chief Operating Officer and Executive Vice President of Southern Health Management Corporation, a healthcare management company specializing in rural healthcare. Prior to its sale to NetCare Health Systems, Inc., Southern Health Management Corporation owned four of the six hospitals which the Company purchased from NetCare in February 2001.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

     The Board of Directors held six meetings and took action one time by unanimous written consent during fiscal 2002. The Board has an Executive Committee, an Audit Committee and an Executive Compensation Committee. The Audit Committee held one meeting, the Executive Committee held no meetings and the Executive Compensation Committee held two meetings and took action by unanimous written consent one time during fiscal 2002.

     The Executive Committee is empowered to exercise all of the authority of the Board of Directors except as to matters not delegable to a committee under the General Corporation Law of Ohio. The members of the Committee are Messrs. Thornton (Chairman) and Turner and Ms. Brenner.

     The Audit Committee meets with Company personnel and representatives of the Company’s independent public accountants to review internal accounting controls, internal auditing procedures and matters relating to the annual audit of the Company’s financial statements. The Committee reports its findings and recommendations to the Board of Directors. The members of the Committee are Messrs. Ford (Chairman) and Turner and Ms. Brenner.

     The Executive Compensation Committee acts in an advisory capacity to the Board of Directors with respect to compensation of the Company’s executives. The members of the Committee are Ms. Brenner (Chairperson), Dr. Baileys and Mr. Mulligan.

     Each non-employee director receives a monthly fee of $1,000 for services as a director. In addition, he or she receives $1,000 for attending a meeting of the Board of Directors, $500 for attending an Executive Committee, Executive Compensation Committee or Audit Committee meeting, $500 for participating in a telephone meeting and a monthly fee of $500 if he or she serves on the Audit Committee.

PRINCIPAL HOLDERS OF COMMON SHARES

     Set forth below is certain information concerning the entities known by the Board of Directors of the Company to be the beneficial owners of more than 5% of the outstanding Common Shares of the Company as of October 1, 2002.

	Common Shares Beneficially Owned
	As of October 1, 2002 (1)

Name and Address	Number		% of Class

KAREN B. BRENNER (2)
1300 Bristol Street North
Suite 100
Newport Beach, CA 92660	961,944	(4)	18.3
FORTUNA ASSET MANAGEMENT, LLC (2)
1300 Bristol Street North
Suite 100
Newport Beach, CA 92660	956,944	(5)	18.2
DR. STEVEN J. BAILEYS (3)
C/O Karen Brenner
P.O. Box 9109
Newport Beach, CA 92658-9109	670,198	(2)(6)	13.1
BAILEYS FAMILY TRUST (3)
C/O Karen Brenner
P.O. Box 9109
Newport Beach, CA 92658-9109	378,649	(2)(7)	7.4
ROBERT M. THORNTON, JR
C/O SunLink Health Systems, Inc.
900 Circle 75 Parkway, Suite 1300
Atlanta, GA 30339	349,324	(8)	6.8
DIMENSIONAL FUND ADVISORS
1299 Ocean Avenue
Eleventh Floor
Santa Monica, CA 90401	259,629		5.2

(1)	Under applicable Securities and Exchange Commission regulations, shares are treated as “beneficially owned” if a person has or shares voting or investment power with respect to the shares or has a right to acquire the shares within 60 days of October 1, 2002. Unless otherwise indicated, sole voting power and sole investment power are exercised by the named entity. In calculating “% of Class” for an entity, shares which may be acquired by the entity within such 60-day period are treated as owned by the entity and as outstanding shares.

(2)	The business of Fortuna Asset Management, LLC is to provide discretionary investment management services to clients and Karen B. Brenner is President of Fortuna Asset Management, LLC. Ms. Brenner also serves as a director of the Company. Ms. Brenner has shared investment power over all shares reported as beneficially owned by the Baileys Family Trust and Dr. Steven J. Baileys (except for 5,000 shares which may be acquired under options exercisable within 60 days of October 1, 2002, which are owned solely by Dr. Bailey’s).

(3)	Baileys Family Trust is a private investor. Dr. Steven J. Baileys is a private investor, the Trustee of Baileys Family Trust, and a director of the Company.

(4)	Includes 705,349 shares (which include 107,383 shares which may be acquired upon the exercise of warrants) over which Ms. Brenner, as a registered investment advisor and sole shareholder of Fortuna Asset Management, LLC, has shared investment power, includes 151,777 shares which may be acquired under exercise of warrants within 60 days of October 1, 2002 and includes 5,000 shares which may be acquired under options exercisable within 60 days of October 1, 2002. Ms. Brenner shares investment power over 665,198 shares (which include 102,982 shares which may be acquired upon the exercise of warrants) with Dr. Baileys.

(5)	Includes 259,160 shares which may be acquired upon exercise of warrants.

(6)	Includes 665,198 shares (which include 102,982 shares which may be acquired upon the exercise of warrants, and also includes 378,649 shares held by the Baileys Family Trust) over which Dr. Baileys shares investment power with Ms. Brenner and includes 5,000 shares which may be acquired by Dr. Baileys under options exercisable within 60 days of October 1, 2002.

(7)	Includes 102,982 shares which may be acquired upon exercise of warrants.

(8)	Includes 37,540 shares which may be acquired upon the exercise of warrants and 111,000 shares which may be acquired under options exercisable within 60 days of October 1, 2002.

     Fortuna Asset Management, LLC, Karen B. Brenner, Dr. Steven J. Baileys and the Baileys Family Trust, together with Ronald J. Vannuki, have filed with the Securities and Exchange Commission, as a group, a Schedule 13D and amendments thereto under the Securities and Exchange Act of 1934 relating to their beneficial ownership of shares of the Company. The information set forth herein with respect to beneficial ownership of shares of the Company was obtained from Amendment No. 7 to Schedule 13D dated August 16, 2002 and filed October 15, 2002, as supplemented by members of the group. The parties listed above in this paragraph sometimes are referred to as the Fortuna Group. As a group, the Fortuna Group beneficially owns 979,844 shares (including warrants to purchase 259,160 shares and 15,000 shares which may be acquired under options exercisable within 60 days of October 1, 2002) or 18.6% of the outstanding shares of the Company.

COMMON SHARES OWNED BY MANAGEMENT

     The following table sets forth the number of common shares of the Company beneficially owned as of October 1, 2002 by each named executive listed in the Summary Compensation Table and by all directors, nominees and executive officers of the Company as a group.

	Common Shares Beneficially
Name	Owned as of October 1, 2002

	Number		% of Class

Robert M. Thornton, Jr.
Chairman, President and Chief Executive Officer	349,324	(1)	6.8
Mark J. Stockslager
Corporate Controller	52,014	(2)	1.0
Joseph T. Morris
Chief Financial Officer	60,250	(3)	1.2
Harry R. Alvis
Chief Operating Officer	25,750	(4)	*
Jerome D. Orth
Vice President Technical and Compliance Services	12,000	(5)	*
Directors, Nominees and Executive Officers
as a Group (12 persons)	1,768,474	(6)	31.7

(1)	Includes 37,540 shares which may be acquired upon the exercise of warrants and 111,000 shares which may be acquired under options exercisable within 60 days of October 1, 2002.

(2)	Includes 43,750 shares which may be acquired under options exercisable within 60 days of October 1, 2002.

(3)	Includes 44,000 shares which may be acquired under options exercisable within 60 days of October 1, 2002.

(4)	Includes 18,750 shares which may be acquired under options exercisable within 60 days of October 1, 2002.

(5)	Includes 10,000 shares which may be acquired under options exercisable within 60 days of October 1, 2002.

(6)	Includes 314,765 shares which may be acquired under the exercise of warrants and 262,500 shares which may be acquired under options exercisable within 60 days of October 1, 2002.

EXECUTIVE COMPENSATION

     The following sections of this Proxy Statement set forth compensation information relating to the Chief Executive Officer and the other executive officers of the Company at June 30, 2002, whose salary and bonus for fiscal year 2002 exceeded $100,000.

SUMMARY COMPENSATION TABLE

     The following table shows the compensation awarded or paid by the Company for services rendered during the fiscal years ended March 31, 2000 and 2001, the three-month transition period ended June 30, 2001 (the “Stub Period”), and the fiscal year ended June 30, 2002 to the Chief Executive Officer and the individuals who were the other highest paid executive officers of the Company who received in excess of $100,000 in salary and bonuses in that year (collectively, the “Named Executive Officers”) during the fiscal year ended June 30, 2002.

	Annual Compensation			Long-Term Compensation

				Restricted	Securities
				Stock	Underlying	Long-Term Incentive	All Other
Name and Principal	Fiscal	Salary	Bonus	Award	Options	Plan Payout	Compensation
Position	Year	($)	($)	($)	(#)	($)	($)
Robert M. Thornton, Jr.	2002	$250,000	$150,000	$0	0	$0	$0
Chairman, President	2001 Stub Period	62,500	25,078	0	0	0	0
and Chief Executive	2001	220,000	60,000	0	232,000	0	0
Officer(1)	2000	210,000	49,544	0	0	0	0

Joseph T. Morris	2002	$200,000	$120,000	$0	0	$0	$0
Chief Financial	2001 Stub Period	50,000	19,858	0	0	0	0
Officer(2)	2001	33,333	0	0	110,000	0	0
	2000	N/A	0	0	0	0	0

Harry R. Alvis	2002	$180,000	$90,000	$0	0	$0	$0
Chief Operating	2001 Stub Period	45,000	15,457	0	0	0	0
Officer(3)	2001	30,000	0	0	75,000	0	0
	2000	N/A	0	0	0	0	0

Jerome D. Orth	2002	$132,167	$51,035	$0	0	$0	$0
Vice President,	2001 Stub Period	32,500	10,193	0	0	0	0
Technical and	2001	21,667	0	0	40,000	0	0
Compliance Services(4)	2000	N/A	0	0	0	0	0

Mark J. Stockslager	2002	$88,880	$31,944	$0	0	$0	$0
Corporate Controller(5)	2001 Stub Period	22,000	6,032	$0	0	0	0
	2001	82,000	20,000	0	53,000	0	0
	2000	80,000	16,000	0	0	0	0

(1)	Mr. Thornton was elected Chairman and Chief Executive Officer on September 10, 1998.

(2)	Mr. Morris was elected Chief Financial Officer on August 25, 2002 (effective September 1, 2002).

(3)	Mr. Alvis was elected Chief Operating Officer on August 25, 2002 (effective September 1, 2002).

(4)	Mr. Orth was elected Vice President, Technical and Compliance Services on February 1, 2001.

(5)	Mr. Stockslager was elected Corporate Controller on November 6, 1996 and Principal Accounting Officer on March 11, 1998.

OPTION GRANTS IN LAST FISCAL YEAR

     The Company did not grant any options to any of the Named Executive Officers during the three-month transition period ended June 30, 2001 or during the fiscal year ended June 30, 2002.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

     The following table shows information about stock option exercises during fiscal 2002 and unexercised stock options at June 30, 2002 for the Named Executive Officers.

				Value of
			Number of Shares	Unexercised
			Underlying	In-The-Money
			Unexercised Options	Options At Fiscal
	Shares		At Fiscal Year-End	Year-End
	Acquired on		Exercisable/	Exercisable/
Name	Exercise (#)	Value Realized ($)	Unexercisable (#)	Unexercisable ($)

Robert M. Thornton, Jr.	0	$0	103,000/149,000	$169,138/$250,913
Joseph T. Morris	0	0	44,000/66,000	$72,600/$108,900
Harry R. Alvis	0	0	18,750/56,250	$30,938/$92,812
Jerome D. Orth	0	0	10,000/31,000	$16,500/$49,650
Mark J. Stockslager	0	0	41,750/47,250	$56,169/$78,057

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND
CHANGE-IN-CONTROL AGREEMENTS

     Robert M. Thornton, Jr.

     Mr. Thornton, Chairman, President and Chief Executive Officer, currently is employed by the Company under the terms of an Employment Agreement effective January 1, 2001, as amended January 1, 2002, for a term of three years ending December 31, 2004 with optional renewal periods of 18 months. Prior to January 1, 2001, Mr. Thornton was employed under the terms of an Employment Agreement dated August 1, 1998. Mr. Thornton’s current Employment Agreement provides for a base salary at a rate of not less than (i) $265,000 per annum, effective January 1, 2002 through August 31, 2002 and (ii) $270,000 per annum effective September 1, 2002 and thereafter, plus any increases which may be granted from time to time by the Company. Under his Employment Agreement, Mr. Thornton has received options to purchase 200,000 shares of the Company’s common stock, 20% of which vest upon grant and on each anniversary thereafter. The options expire on the fifth anniversary of the date they first become exercisable. If the Company adopts additional option plans under which senior executives participate, he will be eligible to participate in such and the Board may grant him additional options. Mr. Thornton is also eligible to receive an annual bonus of up to 60% of his annual base salary if certain criteria established by the Executive Compensation Committee (in consultation with him) are met. During the term of his employment, Mr. Thornton is entitled to receive the fringe benefits extended by the Company to its senior executives and reimbursement or payment for certain executive-paid insurance premiums.

     The Employment Agreement also provides for severance payments in the event Mr. Thornton ceases to be employed by the Company. If Mr. Thornton is terminated for cause, disability or death, he is entitled to then accrued benefits under the Employment Agreement, including a pro rata share of any annual bonus. If Mr. Thornton is terminated without cause before December 31, 2004 he is generally entitled to the lesser of (i) 18 months salary or (ii) the greater of the salary for the remaining number of months in the term or 12 months. If he is terminated without cause during any extended term of the Employment Agreement, he is generally entitled to the lesser of (x) 12 months salary or (y) the salary for the remaining number of months of such extended term.

     Upon a change of control of the Company, if Mr. Thornton’s employment is terminated thereafter for any reason other than cause or if he terminates his employment within one year of the change in control, he is entitled to (a) 24 months of base pay, to be paid in accordance with the Company’s payroll practices, (b) accrued compensation, including a pro rata share of any annual bonus, (c) health and certain ancillary benefits for 12 months thereafter, and (d) full vesting of any then unvested stock options.

     Joseph T. Morris

     Mr. Morris, Chief Financial Officer, currently is employed by the Company under the terms of an Employment Agreement effective January 1, 2001, as amended February 1, 2002 for a term ending June 30, 2004. Mr. Morris’ Employment Agreement provides for a salary of $212,000 per annum effective February 1, 2002 through August 31, 2002 and $226,000 per annum effective September 1, 2002 and thereafter, plus any increases which may be granted from time to time by the Company. Under his Employment Agreement, Mr. Morris has received options to purchase 110,000 shares of the Company’s common stock, 20% of which vest upon grant and on each anniversary thereafter. If the Company adopts additional option plans under which senior executives participate, he will be eligible to participate in such and the Board may grant him additional options. Mr. Morris also is eligible to receive an annual bonus of up to 60% of his annual base salary if certain criteria established by the Executive Compensation Committee are met. During the term of his employment, Mr. Morris is entitled to receive the fringe benefits extended by the Company to its senior executives and reimbursement for payment of certain executive-paid insurance premiums.

     Mr. Morris’ Employment Agreement also provides for severance payments in the event he ceases to be employed by the Company. If Mr. Morris is terminated for cause, disability or death, he is entitled to the then accrued benefits under the Employment Agreement, including a pro rata share of any annual bonus. If Mr. Morris is terminated without cause during the term of the Employment Agreement, he is entitled to receive severance payments equal to the lesser of (i) 12 months salary or (ii) the salary for the remaining number of months in the term of the Employment Agreement. If he is terminated without cause during any extended term of the Employment Agreement, he generally is entitled to the lesser of (x) six months salary or (y) the salary for the remaining number of months in such extended term.

     Upon a change of control of the Company, if Mr. Morris’ employment is terminated thereafter for any reason other than cause or if he terminates his employment within one year of the change in control, he is entitled to (a) 18 months of base pay, to be paid in accordance with the Company’s payroll practices, (b) accrued compensation, including a pro rata share of any annual bonus, (c) health and certain ancillary benefits for 12 months thereafter, and (d) full vesting of any then unvested stock options.

     Harry R. Alvis

     Mr. Alvis, Chief Operating Officer, currently is employed by the Company under the terms of an Employment Agreement effective January 1, 2001, as amended February 1, 2002 for a term ending June 30, 2004. Mr. Alvis’ Employment Agreement provides for a salary of $190,800 per annum effective February 1, 2002 through August 31, 2002 and $199,000 per annum effective September 1, 2002 and thereafter, plus any increases which may be granted from time to time by the Company. Under his Employment Agreement, Mr. Alvis has received options to purchase 75,000 shares of the Company’s common shares, 25% of which vest on the anniversary of the grant and each anniversary thereafter. If the Company adopts additional option plans under which senior executives participate, he will be eligible to participate in such and the Board may grant him additional options. Mr. Alvis also is eligible to receive an annual bonus of up to 50% of his annual base salary if certain criteria established by the Executive Compensation Committee are met. During the term of his employment, Mr. Alvis is entitled to receive the fringe benefits extended by the Company to its senior executives and reimbursement for payment of certain executive-paid insurance premiums.

     Mr. Alvis’ Employment Agreement also provides for severance payments in the event he ceases to be employed by the Company. If Mr. Alvis is terminated for cause, disability or death, he is entitled to then accrued benefits under the Employment Agreement, including a pro rata share of any annual bonus. If Mr. Alvis is terminated without cause during the term of the Employment Agreement, he is entitled to receive severance payments equal to the lesser of (i) 12 months salary or (ii) the salary for the remaining number of months in the term of the Employment Agreement. If he is terminated without cause during any extended term of the Employment Agreement, he generally is entitled to the lesser of (x) six months salary or (y) the salary for the remaining number of months of such extended term.

     Upon a change of control in the Company, if Mr. Alvis’ employment is terminated thereafter for any reason other than cause or if he terminates his employment within one year of the change in control, he is entitled to (a) 12 months of base pay, to be paid in accordance with the Company’s payroll practices, (b) accrued compensation, including a pro rata share of any annual bonus, (c) health and certain ancillary benefits for 12 months thereafter, and (d) full vesting of any then unvested stock options.

     Jerome D. Orth

     Mr. Orth, Vice President, Technical and Compliance Services, currently is employed by the Company’s subsidiary, SunLink Healthcare Corp., under the terms of an Employment Agreement effective February 1, 2001. Mr. Orth’s Employment Agreement provides for a salary of $11,266.67 per month or $135,200 on an annualized basis. Mr. Orth’s salary will be reevaluated by the Executive Compensation Committee at least annually to determine if any adjustments should be made. Additionally, Mr. Orth had a target incentive opportunity for the fiscal year ended on June 30, 2002 of up to 40% of his base salary based on criteria determined by the Executive Compensation Committee. Mr. Orth is eligible to participate in the Company’s stock option program, as well as the Company’s medical, dental and disability programs.

     Mark J. Stockslager

     Mr. Stockslager, Corporate Controller, currently is employed by the Company under the terms of an Employment Agreement effective January 1, 2001. Mr. Stockslager’s Employment Agreement provides for a salary of $7,480 per month or $89,760 on an annualized basis. Mr. Stockslager’s salary will be reevaluated by the Executive Compensation Committee at least annually to determine if any adjustments should be made. Additionally, Mr. Stockslager had a target incentive opportunity for the fiscal year ended June 30, 2002 of up to 40% of his base salary based on criteria determined by the Executive Compensation Committee. Mr. Stockslager is eligible to participate in the Company’s stock option program, as well as the Company’s medical, dental and disability programs.

PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Company’s common shares over the 63 month period from April 1, 1997 through June 30, 2002 with the cumulative total return of the American Stock Exchange Market Index, an index of American Stock Exchange listed companies with a market capitalization of between $0 and $20 million (“Peer Group Index”), and a hospital industry index (“Hospitals Index”) over the same period. The graph assumes that $100 was invested in each vehicle on April 1, 1997 and that all dividends were reinvested. The Peer Group Index was developed by an independent agency and previously was used by the Company because the diversity of the Company’s businesses over the applicable period made a market capitalization based index most appropriate. The Company plans to discontinue use of the Peer Group Index and use only the Hospitals Index beginning with its proxy statement for the fiscal year ending June 30, 2003.

     The Company changed its fiscal year-end from a March 31 year-end to a June 30 year-end, beginning with the year ended June 30, 2002, so that the measurement period for the performance graph covers the fiscal years ended March 31, 1998, 1999, 2000 and 2001, the three-month transition period ended June 30, 2001 and the most recent fiscal year ended June 30, 2002.

SIXTY-THREE MONTH CUMULATIVE TOTAL RETURN
AMONG SUNLINK HEALTH SYSTEMS, INC.,
AMEX MARKET INDEX, PEER GROUP INDEX
AND HOSPITALS INDEX

PERFORMANCE DATA

	3/31/97	3/31/98	3/31/99	3/31/00	3/31/01	6/30/01	6/30/02
SunLink Health Systems, Inc.	100.00	109.76	29.27	26.83	29.07	44.88	61.46
Peer Group Index	100.00	115.02	76.78	140.70	36.92	37.05	20.19
AMEX Market Index	100.00	130.62	123.60	174.79	147.46	158.01	145.56
Hospitals Index	100.00	113.86	65.33	82.74	136.02	157.00	175.95

EXECUTIVE COMPENSATION COMMITTEE REPORT ON

EXECUTIVE COMPENSATION

     The Executive Compensation Committee of the Board of Directors currently is comprised of three directors who are not employees or former employees of the Company. The Committee’s stated function is to act in an advisory capacity to the Board with respect to compensation of executives of the Company. Except as specifically authorized by the Board, the Committee does not have the authority to fix the compensation of any employee, officer or director of the Company. However, since the Committee’s creation in 1977, the Board has only on rare occasions not completely adopted the recommendations of the Committee and on those occasions only minor changes were made. During the fiscal year ended June 30, 2002, the Board approved all compensation recommendations made by the Committee.

     The goal of the Committee has been to adopt a compensation approach that is basically simple, internally equitable and externally competitive, and that attracts, motivates and retains qualified people capable of contributing to the growth, success and profitability of the Company, thereby contributing to long-term shareholder value.

     The three key elements of executive compensation are base salary, short-term incentives and long-term incentives.

     The Company’s base salaries are intended to be consistent with its understanding of competitive practices, levels of responsibility, qualifications necessary for the particular position and experience. Salary increases reflect the Committee’s belief as to the performance of the individual, competitive trends and, to some extent, the overall financial condition of the Company.

     The short-term incentive for an executive is the opportunity to earn an annual cash bonus of up to a specified percentage of his base salary. The specified percentage is a maximum amount as agreed to in the executive’s employment agreement. In the past, in determining bonuses, the Committee has chosen to evaluate each executive individually and on a subjective basis, without resort to specific performance objectives. However, now that the Company has only one business segment (community hospitals and related businesses) and no foreign operations, the Committee has concluded that bonus payments should be primarily based on specific predetermined financial targets although some portion should be discretionary based on the Committee’s evaluation of an executive’s performance in specific qualitative areas.

     In line with the Company’s switch from a purely subjective discretionary approach to a system based primarily upon the achievement of predetermined financial targets, bonuses paid under the Executive Bonus Plan for the fiscal year ended June 30, 2002 were based primarily upon the earnings from continuing operations of the Company for the year and the EBITDA of the six community hospitals for the year measured against the fiscal 2002 budget adopted in July 2001 by the Board for fiscal 2002. If the Company failed to achieve 90% of the budget, no bonus would be payable based on these targets. If the Company achieved 125% of these targets, the maximum bonuses would be payable thereon. Prior to the commencement of the fiscal year, discretionary evaluation criteria were established for each executive covered by the Plan and a portion of the total bonus (20%-30%) would be payable based on the Committee’s evaluation of the executive’s performance of the applicable criteria. Based on the Company’s financial performance during fiscal 2002 and the Committee’s evaluation of the performance of each executive against their respective discretionary criteria, the executive officers of the Company were paid the bonuses set forth in the “Summary Compensation Table” on page 10.

     Thus, the major portion of each executive’s bonus is based on the achievement of predetermined financial targets by the Company. Based on the results achieved against the predetermined financial targets, either no executive receives a bonus based on these targets or every executive receives a bonus based thereon. In the Committee’s opinion, this tends to substantially increase teamwork which benefits the Company and its shareholders.

     While salary and short-term incentives are primarily designed to compensate current and past performance, the main purpose of the long-term incentive compensation program is to directly link management compensation with the long-term interests of shareholders. The Company currently is using, as it has for many years, stock options to provide that link. Options are intended to provide strong incentives for superior long-term performance. No stock options were granted to the executive officers of the Company during the fiscal year ended June 30, 2002 because significant stock options were granted during the preceding year.

     During the fiscal year ended June 30, 2002, the CEO, Mr. Thornton, was employed under an Employment Agreement which provided for an annual base salary of $250,000, which was retroactively increased to $265,000, effective January 1, 2002, and the opportunity to earn a bonus equal to sixty percent of his annual salary if certain criteria established by the Committee (in consultation with him) are met (a more complete description of Mr. Thornton’s Employment Agreement is contained on page 11 under the heading “Employment Contracts, Termination of Employment and Change-In-Control Agreements”). In the opinion of the Committee, Mr. Thornton’s salary is somewhat on the low side for comparable positions. Under the Executive Bonus Plan for fiscal 2002, Mr. Thornton’s possible bonus for fiscal 2002 was weighted as follows: (1) 40% was based on the Company’s earnings from continuing operations for fiscal 2002; (2) 30% was based upon the EBITDA of the community hospitals for fiscal year 2002; and (3) 30% was based on discretionary criteria.

     Under the Bonus Plan’s objective criteria, the Company’s earnings from continuing operations and the hospitals’ EBITDA entitled Mr. Thornton (and all other executive officers) to the maximum bonus payable with respect to the objective criteria. The discretionary criteria to be considered in evaluating Mr. Thornton’s performance were overall strategy development and implementation; financing, refinancing and capitalization initiatives; management of the disposition of Beldray Limited, the UK housewares subsidiary; hospital acquisition initiatives; and the Company’s share price. The Committee concluded, and the Board agreed, that Mr. Thornton had met the discretionary criteria and had earned the maximum bonus based thereon. Further, it was the opinion of the Committee that Mr. Thornton has provided highly effective leadership and deserves much of the credit for the Company’s excellent performance during fiscal 2002.

     This report has been submitted by the Executive Compensation Committee:

Karen B. Brenner    Dr. Steven J. Baileys    James J. Mulligan

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Executive Compensation Committee are Ms. Brenner (Chairperson), Dr. Baileys and Mr. Mulligan. Mr. Mulligan is Secretary of the Company and also general counsel of the Company. Mr. Mulligan received $18,171 for legal services rendered during the Company’s 2002 fiscal year and $10,709 for legal services rendered during the three-month period ended June 30, 2001.

REPORT OF THE AUDIT COMMITTEE

     The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the financial management, accounting, financial reporting and internal control systems and procedures of the Company and to review and evaluate the services provided by the Company’s independent auditors. The Company’s management is responsible for preparing the Company’s financial statements and has represented to the Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The independent auditors are responsible for auditing the financial statements.

     The Committee has three members, each of whom is independent under the applicable rules of the American Stock Exchange. The Committee operates under the provisions of a written Charter, which was adopted by the Board of Directors of the Company. A copy of the Charter was published in the Company’s proxy statement for its 2001 Annual Meeting of Shareholders. The Committee reviews and assesses the adequacy of its Charter on an annual basis and anticipates further changes to such Charter to conform to the provisions of the recently enacted Sarbanes-Oxley Act of 2002.

     The Audit Committee met once during the 2002 fiscal year. In addition, the members of the Committee reviewed and the Chairman of the Committee discussed with management and Deloitte & Touche LLP (the Company’s independent auditors), the interim financial information contained in each quarterly earnings release prior to the release of such information to the public.

     The Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended June 30, 2002 with management and Deloitte & Touche LLP, including discussing with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended.

     The Audit Committee received from Deloitte & Touche LLP the written disclosures, including the letter, required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with them the subject of their independence in connection with their performance of services for the Company.

     As a result of the reviews and discussions with management and Deloitte & Touche LLP referred to above, the Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002 for filing with the Securities and Exchange Commission.

C. Michael Ford    Karen B. Brenner    Howard E. Turner

PRINCIPAL ACCOUNTING FIRM FEES

     Aggregate fees billed to the Company during the fiscal year ended June 30, 2002 and the three month period ending June 30, 2001 by the Company’s principal accounting firm, Deloitte & Touche LLP were as follows:

	Fiscal Year	Three Months
	Ended June 30, 2002	Ended June 30, 2001

Audit Fees	$183,707	$124,666
Financial Information Systems	$0	$0
Design and Implementation Fees
All Other Fees(1)	$245,680	$53,000

(1)	Includes primarily fees for tax return preparation and tax planning and compliance matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires directors and certain officers of the Company and owners of more than 10% of the Company’s common shares to file an initial ownership report with the Securities and Exchange Commission and a monthly or annual report listing any subsequent change in their ownership of any of the Company’s equity securities. The Company believes, based on information provided to the Company by the persons required to file such reports, that all filing requirements applicable to such persons during the period from April 1, 2001 through June 30, 2002 have been met, however, one Form 4 from Mr. Ford with respect to one transaction was filed late, and one Form 4 from Ms. Brenner was filed late with respect to eighteen individual transactions involving her investment companies.

INDEPENDENT PUBLIC ACCOUNTANTS

     Deloitte & Touche LLP has performed an audit of the Company’s financial statements annually since 1962. It is anticipated that representatives of Deloitte & Touche LLP will be present at the Annual Meeting of Shareholders to respond to appropriate questions and to make a statement if such representatives so desire.

     The Board of Directors of the Company annually appoints the independent public accountants for the Company after receiving the recommendation of its Audit Committee.

OTHER BUSINESS

     The Board of Directors does not intend to present, and has no knowledge that others will present, any other business at the meeting. However, if any other matters are properly brought before the meeting, it is intended that the holders of proxies in the enclosed form will vote thereon at their discretion.

COST OF SOLICITATION

     The cost of solicitation of proxies will be borne by the Company. In addition to the use of the U.S. Postal Service, proxy solicitations may be made by directors, officers and employees of the Company, personally or by telephone or other means of communication, without receiving additional compensation. It also is anticipated that banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward solicitation material to their principals and to obtain authorization for the execution of proxies. The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their corresponding out-of-pocket expenses. The Company also has engaged Georgeson Shareholder Communications, Inc. for a fee not to exceed $10,000 to assist in the solicitation of proxies.

SHAREHOLDER PROPOSALS

     A proposal by a shareholder intended for inclusion in the Company’s proxy statement and form of proxy for the 2003 Annual Meeting of Shareholders must, in accordance with applicable regulations of the Securities and Exchange Commission, be received by the Company at 900 Circle 75 Parkway, Suite 1300, Atlanta, Georgia 30339, Attention: Secretary, on or before June 20, 2003 in order to be eligible for such inclusion.

By order of the Board of Directors

JAMES J. MULLIGAN Secretary

Atlanta, Georgia October 25, 2002

SUNLINK HEALTH SYSTEMS, INC.

ANNUAL MEETING OF SHAREHOLDERS
FRIDAY, NOVEMBER 22, 2002

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

Please mark votes as in this example	☒	SUNLINK HEALTH SYSTEMS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FRIDAY, NOVEMBER 22, 2002

     The undersigned hereby constitutes and appoints Robert M. Thornton, Jr. and Karen B. Brenner, and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution, to appear at the Annual Meeting of Shareholders of SunLink Health Systems, Inc.   (“SUNLINK”) to be held on Friday, November 22, 2002 at 10:00 a.m., local time, and at any postponement or adjournment thereof, and to vote all of the shares of Common Stock of SUNLINK which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES

1.	Election of Directors Robert M. Thornton, Jr., Karen B. Brenner, C. Michael Ford and Howard E. Turner
	☐ FOR	☐ WITHHOLD

You may withhold authority to vote for any individual nominee or nominees by marking the FOR box and striking out the name of any such nominee.

THIS PROXY IS CONTINUED ON THE REVERSE. PLEASE SIGN AND DATE ON THE REVERSE AND RETURN PROMPTLY.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES. THE PROXIES ARE HEREBY AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

The undersigned hereby acknowledges receipt of the Notice of said
Annual Meeting, the Proxy Statement relating thereto and SUNLINK’s
Annual Report to Shareholders for the fiscal year ended June 30, 2002.
Date:	, 2002

Signature(s) of Shareholders
IMPORTANT: Please sign as name(s) appear on this proxy and date this proxy. If joint account, each joint owner should sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.